Exhibit 99.1

OPHTHALMIC IMAGING SYSTEMS	CONTACTS: Gil Allon, CEO
221 Lathrop Way, Suite I	Ariel Shenhar, CFO
Sacramento, CA 95815	(916) 646-2020
INVESTOR RELATIONS Jody Cain Lippert/Heilshorn & Associates (310) 691-7100

Ophthalmic Imaging Systems to Restate 2010 and 2009 Quarterly and 2009 Annual Results

Restatement relates to non-cash items

SACRAMENTO, Calif., March 23, 2011 – Ophthalmic Imaging Systems (OIS) (OTC/BB: OISI), a leading ophthalmic digital imaging and informatics company, today announced that it will restate its financial results as of and for the fiscal year ended December 31, 2009 included in its Annual Report on Form 10-K, and its interim financial results as filed on Form 10-Q for periods ending March 31, June 30 and September 30, 2010 and 2009.  The restatements arise from reclassifying certain warrants issued by the Company in 2007, 2009, and 2010 and embedded conversion option issued in connection with a convertible note issued by the Company in 2007, as liabilities.  These warrants and embedded conversion option had been classified as equity.

The adjustments will result in non-cash charges to be reflected below the loss from operations line in the Company's consolidated statements of operations and on the Company’s consolidate balance sheet, and will have no impact on the Company's cash balances or loss from operations. Following its evaluation in accordance with guidance provided by SEC Staff Accounting Bulletin No. 108 codified as Topic 1.N, the Company concluded that the impact of the adjustments is quantitatively material to its previously filed financial statements.  OIS has discussed this matter with its independent registered public accounting firm, Perry-Smith LLP.

The restated financial results as of and for the fiscal year ended December 31, 2009 will be reported in the Annual Report filed on Form 10-K for the fiscal year ended December 31, 2010.  OIS will restate its financial results as of and for the periods ending December 31, 2009, March 31, June 30, and September 30, 2010 and 2009 as soon as practicable.

About Ophthalmic Imaging Systems
Ophthalmic Imaging Systems (www.oisi.com) is the leading provider of ophthalmic digital imaging and informatics systems.  The Company designs, develops, manufactures and markets digital imaging systems, image management and integrated EMR and PM solutions for the eye care market.  With more than 25 years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technologies.  Through its wholly owned subsidiary Abraxas Medical Solutions, Inc., the Company provides EMR and PM software to OB/GYN and orthopedic physicians.  The Company markets and supports its products through an extensive network of dealers, distributors and direct representatives.

Statements in this press release that are not historical data are forward-looking statements that involve known and unknown risks, uncertainties, or other factors not under the Company's control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

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OIS	www.oisi.com
221 Lathrop Way, Suite 1	main 800.338.8436
Scaramento, CA 95815	fax 916.646.0207
USA